Exhibit 99.1

OUTFRONT MEDIA AWARDED LONG-TERM CONTRACT BY THE NEW YORK METROPOLITAN TRANSPORTATION AUTHORITY FOR ADVERTISING AND DIGITAL COMMUNICATIONS PLATFORM ACROSS SUBWAYS, COMMUTER RAIL AND BUSES, AND BILLBOARDS

OUTFRONT Media will expand its cutting edge ON Smart Media platform to transform the MTA customer experience and enable advertisers to make intelligent, data-driven out-of-home ad buys

NEW YORK – September 27, 2017 – OUTFRONT Media Inc. (NYSE: OUT), announced today that the board of directors of the New York Metropolitan Transportation Authority (“MTA”) has awarded OUTFRONT Media the advertising and communications concession agreements for subway, commuter rail and buses, as well as billboards, subject to the execution of definitive agreements. These awards will continue OUTFRONT Media’s successful, long-term public-private partnership with the MTA and present new opportunities for the MTA to provide real-time and intelligent communications to its customers and generate advertising revenue.

“We are pleased to announce that the MTA is renewing its long-term partnership with OUTFRONT Media, and we are excited by the visionary new media network we will build together across the New York City transit system, said Jeremy Male, Chairman and Chief Executive Officer of OUTFRONT Media. “The experience for riders will be transformed through enhanced digital communications, aesthetics, and creativity. We are confident that its appeal to advertisers can grow this important resource for the MTA, its customers, and our stakeholders.”

Working together with the MTA, OUTFRONT Media will deploy over 50,000 cutting edge digital displays across the vast MTA transit system. Following the execution of definitive agreements, OUTFRONT’s Liveboard digital displays will be installed on a rolling basis over a number of years commencing in 2018. This transformative project will be the largest deployment of digital media in a transit environment anywhere and will create a ubiquitous real-time customer communications and advertising platform that will reach MTA customers throughout their journeys.

In addition, OUTFRONT Media will continue the management of over 500 billboard locations for the MTA. In partnership with the MTA, OUTFRONT Media will help to modernize the billboard network by intelligently deploying digital assets and expanding the ON Smart Media platform.
“This contract represents an entirely new approach for the MTA, offering dramatically improved customer communications, and an upside potential for more advertising revenues,” commented Joseph Lhota, Chairman of the MTA. “OUTFRONT Media’s commitment to installing digital screens in stations and on rolling stock will provide us with new ways of generating advertising revenue, while at the same time giving us a new platform to quickly and effectively get relevant information to our customers.”
“This ambitious expansion of the ON Smart Media platform will accelerate the transformation of out-of-home advertising from paper-and-paste to dynamic, data-driven digital canvases. This intelligent out-of-home media will earn a place alongside other addressable media in the growing digital market. Advertisers will be able to use the ON Smart Media platform to discover MTA advertising assets, develop engaging, app-based creative, and target sought-after audience segments,” said Andy Sriubas, Chief Commercial Officer of OUTFRONT Media.

The MTA is North America’s largest transportation network, serving a population of 15.3 million people in New York City, Long Island, southeastern New York State and Connecticut. The MTA system includes 472 subway stations, 6,407 subway cars, 247 commuter rail stations, 2,429 commuter rail cars and 1,255 buses.

The Company will host a conference call to discuss the agreements on September 28, 2017 at 8:30 a.m. Eastern Time. The conference call number is 888-516-2447 (U.S. callers) and 719-457-2618 (International callers) and the passcode for both is 6253997. Live and replay versions of the conference call will be webcast in the Investor Relations section of the Company’s website, www.OUTFRONTmedia.com, along with a supplemental investor presentation.

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About OUTFRONT Media Inc.
OUTFRONT Media connects brands with consumers outside of their homes through one of the largest and most diverse sets of billboard, transit, and mobile assets in North America. Through its ON Smart Media platform, OUTFRONT Media is implementing digital technology that will fundamentally change the ways advertisers engage people on-the-go.

Cautionary Statement Regarding Forward-Looking Statements
We have made statements in this document that are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by the use of forward-looking terminology such as “will,” “grow” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions related to the MTA concession agreements and any potential benefits of the concession agreements, our capital resources, portfolio performance and results of operations. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods that may be incorrect or imprecise and may not be able to be realized. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: our ability to execute definitive agreements with the MTA in a timely manner on favorable terms, or at all; implementing our digital display platform, and the deployment of digital advertising with the MTA, may be more difficult, costly or time consuming than expected and the anticipated benefits may not be fully realized; and other factors described in our filings with the Securities and Exchange Commission (“SEC”), including but not limited to the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 23, 2017. All forward-looking statements in this document apply as of the date of this document or as of the date they were made and, except as required by applicable law, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors of new information, data or methods, future events or other changes.

Contacts:
OUTFRONT Investors:	OUTFRONT Press:
Gregory Lundberg	Carly Zipp
(212) 297-6441	(212) 297-6479
greg.lundberg@outfrontmedia.com	carly.zipp@outfrontmedia.com